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                                                                    Exhibit 99.1
MAGNA ENTERTAINMENT CORP.

FOR IMMEDIATE RELEASE
                                                                 337 Magna Drive
                                                         Aurora, Ontario L4G 7K1
                                                               Tel:(905)726-2462
                                                               Fax:(905)726-7172

                                  PRESS RELEASE

                       MAGNA ENTERTAINMENT CORP. COMPLETES
                   ACQUISITION OF LADBROKE RACING PENNSYLVANIA
                   -------------------------------------------

April 6, 2001, Aurora, Ontario, Canada......Magna Entertainment Corp. ("MEC")
(NASDAQ:MIEC; TSE: MIE.A, MEH) reported today that it has completed the previously announced agreement with Ladbroke Racing Corp. and one of its subsidiaries (collectively, "LRC") to acquire LRC's account wagering operations, The Meadows harness track, four off-track betting facilities ("OTB's") (collectively, "Ladbroke Racing Pennsylvania" or "LRP") and an 18.3% interest in The Racing Network. In accordance with the terms of the agreement, one-half of the US$53 million purchase price was paid in cash, one-quarter was satisfied by the issuance of 3,178,297 shares of Class A Subordinate Voting Stock of MEC and one-quarter was paid through the issuance of an MEC promissory note which is payable in two equal instalments on the first and second anniversaries of closing, and bears interest at 6% per annum. The cash portion of the purchase price is subject to a post closing adjustment related to the net working capital of LRP at closing, which has been estimated by LRC and LRP to be approximately US$8 million payable to MEC.

The account wagering operations, operated under the name "Call-A-Bet", The Meadows harness track and the four OTB's are located in the Greater Pittsburgh area. For the year ended December 31, 2000, LRP had total revenues of approximately US$71 million and EBITDA, adjusted for estimated non-recurring corporate and other costs, of approximately US$12 million. LRP's revenues by operating group in fiscal 2000 were as follows: account wagering - US$29 million, The Meadows - US$11 million and the OTB's - US$31 million.

Frank Stronach, Chairman of MEC, stated: "The acquisition of the Call-A-Bet account wagering system, together with Ladbroke's other Pennsylvania horse racing operations, is an important step in MEC's strategic plan of building the premier account wagering business in the country. By acquiring the existing Call-A-Bet system, which already has a profitable operating history, MEC will significantly advance its electronic media strategy and realize an immediate improvement in its earnings per share."

MEC, one of the largest operators of premier horse racetracks in the United States, acquires, develops and operates horse racetracks and related pari-mutuel wagering operations. MEC's racetracks include Santa Anita Park, Golden Gate Fields and Bay Meadows Racecourse in California, Gulfstream Park in Florida, Remington Park in Oklahoma, Thistledown in Ohio, Great Lakes Downs in Michigan and The Meadows in Pennsylvania. Magna Entertainment Corp. is also developing horse racing products for multi-media distribution via interactive cable, satellite, broadcast television, and the Internet, as well as certain leisure and retail-based real estate projects.
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This press release contains various "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Act"). The Act provides certain "safe harbor" provisions for forward-looking statements. All forward-looking statements made in this press release are made pursuant to the Act. The reader is cautioned that these statements represent our judgment concerning the future and are subject to risks and uncertainties that could cause our actual operating results and financial condition to differ materially. Forward-looking statements are typically identified by the use of terms such as "may", "will", "expect", "anticipate", "estimate", and similar words, although some forward-looking statements are expressed differently. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. Important factors that could cause actual results to differ materially from our expectations include, but are not limited to: the impact of competition from operators of other racetracks and from other forms of gaming (including from Internet and on-line wagering); a substantial change in law or regulations affecting our gaming activities; a substantial change in allocation of live racing days; our continued ability to effectively compete for the country's top horses and trainers necessary to field high-quality horse racing; our continued ability to complete expansion projects designed to generate new revenues and attract new patrons; our ability to sell some of our real estate when we need to or at a price we want; the impact of inclement weather; and our ability to integrate recent racetrack acquisitions.

For more information contact:

Graham Orr
Executive Vice President & Chief Financial Officer
Magna Entertainment Corp.
337 Magna Drive
Aurora, Ontario L4G 7K1
Tel: (905) 726-7099